Registration No. 333-206238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XenoPort, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3330837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Six Concourse Parkway, Suite 1800

Atlanta, GA 30328

(678) 334-2420

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leslie Zacks

Secretary and Treasurer

XenoPort, Inc.

Six Concourse Parkway, Suite 1800

Atlanta, GA 30328

(404) 461-9109

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Mark Ray

Sarah Ernst

Alston & Bird LLP

One Atlantic Center

1201 W. Peachtree St.

Atlanta, GA 30309

Phone: (404) 881-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement of XenoPort, Inc. (“XenoPort”) on Form S-3 (Registration No. 333-206238), filed with the Securities and Exchange Commission on August 7, 2015 and declared effective on August 21, 2015 (the “Registration Statement”), which registered the offering of an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”), an indeterminate number of warrants to purchase Common Stock, and an indeterminate number of shares of Common Stock issuable upon exercise of any warrant (the “Securities”), having an aggregate initial offering price not to exceed $150,000,000.

On July 5, 2016, pursuant to the Agreement and Plan of Merger, dated as of May 21, 2016 (the “Merger Agreement”), by and among XenoPort, a Delaware corporation, Arbor Pharmaceuticals, LLC, a Delaware limited liability company (“Parent”), and AP Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into XenoPort with XenoPort surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, XenoPort has terminated all offerings of its Securities pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by XenoPort in the Registration Statement to remove from registration by means of a post-effective amendment any Securities which remain unsold or redeemed at the termination of the offering, XenoPort hereby removes and withdraws from registration all Securities of XenoPort registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, XenoPort certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 12, 2016.

XENOPORT, INC.

By:	/s/ Leslie Zacks
Leslie Zacks
Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-3 has been signed by the following persons in the capacities below on the date indicated.

Signature	Title	Date

/s/ Edward J. Schutter Edward J. Schutter	President and Director (Principal Executive Officer)	July 12, 2016

/s/ Leslie Zacks Leslie Zacks	Secretary and Treasurer (Principal Financial Officer)	July 12, 2016